UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2012

EMISPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-17758	13-3306985
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

240 Cedar Knolls Road, Suite 200, Cedar Knolls, New Jersey	07927
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 973-532-8000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Default under Senior Secured Convertible Notes

As of September 27, 2012, Emisphere Technologies, Inc. (the “Company”) is in default under the terms of the Company’s 11% Senior Secured Convertible Notes (the “Senior Secured Convertible Notes”) issued to MHR Fund Management LLC (together with its affiliated funds, “MHR”). The default is the result of the Company’s failure to pay to MHR approximately $30.517 million in principal and interest due and payable on September 26, 2012 under the terms of the Senior Secured Convertible Notes.

The Senior Secured Convertible Notes were issued in connection with the Senior Secured Term Loan Agreement, dated as of September 26, 2005, between the Company and MHR (the “Loan Agreement”), which Loan Agreement, as amended, provides for a seven year, $15 million secured loan from MHR to the Company at an interest rate of 11% per annum (the “Loan”). Pursuant to the terms of the Loan Agreement, MHR requested, and on May 16, 2006, the Company effected, the exchange of the Loan for the Senior Secured Convertible Notes. Pursuant to the terms of the Pledge and Security Agreement, dated as of September 26, 2005, between the Company and MHR (the “Security Agreement” and, together with the Loan Agreement and the Senior Secured Convertible Notes, the “Loan Documents”), the Company’s obligations under the Senior Secured Convertible Notes are secured by a first priority lien on substantially all of the Company’s assets. As a result of the Company’s failure to pay all amounts due and payable under the Senior Secured Convertible Notes as of September 26, 2012, MHR has the ability under the terms of the Security Agreement to foreclose on all or substantially all of the Company’s assets. MHR has not demanded payment under the Senior Secured Convertible Notes or exercised its rights under the Loan Documents as a result of the default, and has indicated to the Company that it is prepared to continue discussions with the Company regarding proposals relating to the Senior Secured Convertible Notes and the Company’s default thereunder while reserving all of its rights under the Loan Documents.

Default under Reimbursement Notes

As of September 27, 2012, the Company is in default under the terms of certain non-interest bearing promissory notes in the aggregate principal amount of $600,000 issued to MHR on June 8, 2010. The default is the result of the Company’s failure to pay to MHR $600,000 in principal due and payable on September 26, 2012 under the terms of the notes. These notes were originally issued to MHR in reimbursement for legal fees incurred by MHR in connection with MHR’s agreement to, among other things, waive certain rights as a senior secured party of the Company and enter into a non-disturbance agreement with the company’s collaboration partner Novartis Pharma AG (the “Non-Disturbance Agreement”), and, if necessary, to enter into a comparable agreement in connection with another potential Company transaction (the “Other Transaction Agreement”). On June 8, 2010, the Company issued to MHR non-interest bearing promissory notes in the aggregate principal amount of $500,000 with respect to legal fees incurred in connection with the Non-Disturbance Agreement (the “Non-Disturbance Reimbursement Notes”) and non-interest bearing promissory notes in the aggregate principal amount of $100,000 with respect to legal fees incurred in connection with the Other Transaction Agreement (the “Other Transaction Reimbursement Notes” and, together with the Non-Disturbance Reimbursement Notes, the “Reimbursement Notes”). The Reimbursement Notes were originally due and payable on June 8, 2012, but, as previously disclosed by the Company in its Current Report on Form 8-K filed on June 4, 2012, this maturity date was extended to September 26, 2012 by agreement with MHR. As with the Senior Secured Convertible Notes discussed above, MHR has not demanded payment under the Reimbursement Notes, and has indicated to the Company that it is prepared to continue discussions with the Company regarding proposals relating to the Reimbursement Notes and the Company’s default thereunder while reserving all of its rights under the Reimbursement Notes.

Additional information regarding these events is set forth in the Company’s press release dated September 26, 2012, a copy of which is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release of the Company dated September 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emisphere Technologies, Inc.

September 26, 2012	By:	/s/ Michael R. Garone
Name: Michael R. Garone Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company dated September 26, 2012

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